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                                                                    EXHIBIT 10.3

                             WASTE MANAGEMENT, INC.
                  Performance-Based Incentive Compensation Plan
                  (Amended and Restated as of January 1, 2001)

     1. Purpose. The principal purpose of the Waste Management, Inc. Performance-Based Incentive Compensation Plan (the "Plan") is to advance the interests of Waste Management, Inc. (the "Company") by providing for annual or other periodic bonuses for key employees of the Company and its subsidiaries who are designated as participants in the Plan in the manner hereinafter provided, so as to attract and retain such individuals, make their compensation competitive with other opportunities and provide them with an incentive to strive to achieve the Company's financial and other business objectives.

     2. Administration. With respect to participation in the Plan by individuals who are executive officers of the Company ("Key Participants"), the Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). With respect to participation in the Plan by individuals who are not Key Participants, the Plan shall be administered by a committee appointed by the Company's Chief Executive Officer, and all references herein to the "Committee" shall be deemed to mean such committee as to matters involving the participation in the Plan of such individuals who are not Key Participants, provided, however, that in the event of a Change in Control (as such term is defined in the Company's 1996 Stock Option Plan for Non-Employee Directors, as may be amended from time to time) of the Company, the Plan shall be administered by those members of the Committee, if any, and those members of the Board, continuing as directors of the Company, but, if there are no such continuing directors, decisions shall be made by the Committee as constituted prior to the Change in Control. Any person serving on the Committee shall be entitled to the full benefits of the indemnification provisions set forth in Article X of the Company's By-Laws, including, without limitation, any actions or failure to act by such persons administering this Plan following any Change in Control.

     3. Eligibility.

     (a) Participants in the Plan for a calendar year (a "Plan Year") shall be selected by the Committee at the beginning of such Plan Year from among the key employees of the Company and its subsidiaries.

     (b) Notwithstanding the foregoing, individuals who become eligible to participate in the Plan after the beginning of a Plan Year shall, subject to selection and approval by the Committee, be entitled to a bonus prorated to reflect such participant's number of months of participation during the Plan Year or for any longer period determined by the Committee.

     (c) A participant whose employment terminates during the Plan Year shall not be entitled to the payment of a bonus under the Plan, except, with respect to a non-Key Participant, as the Committee may otherwise determine in its sole discretion. The Committee, in its discretion, may also award all or part of a target bonus to a Key

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Participant whose employment terminates due to his disability, death or other circumstances of cessation of employment as determined appropriate by the Committee.

     4. Bonuses. (a) Each participant in the Plan shall be eligible to receive such bonus, if any, for each Plan Year as may be payable pursuant to the performance criteria described below. Except as provided in Section 7 below, the Committee shall establish each Plan Year a "target bonus" for each participant equal to a percentage of such participant's annual base salary as of the last day of such Plan Year, and the maximum amount of a target bonus that may be awarded to a participant for a Plan Year shall be 200% thereof or as limited by
Section 6(c).

     (b) Participants shall have their bonuses, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing, based on corporate objectives determined by the Board, and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period or the current year's budget) in any one or more of the following measurements: the Company's revenue, earnings per share of common stock (the "Common Stock"), pretax income, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return, strategic growth, return on sales, or other financial metrics or individual performance objectives which are measured solely in terms of the attainment of quantitative targets related to the Company's business, or any combination thereof. The Committee shall for each Plan Year establish the performance goal or goals from among the foregoing to apply to each participant and a formula or matrix prescribing the extent to which such participant's target bonus shall be earned based upon the degree of achievement of such performance goal or goals. Except as provided in Section 7 below, the Committee may also designate, with respect to a non-Key Participant, any other factor or factors to serve as performance goals. The Committee may determine that the bonus payable to any participant shall be based upon the attainment of the above-specified performance goals but applied in whole or in part to the results of a subsidiary, business unit, division or department of the Company for which such participant has substantial management responsibility.

     (c) Except as provided in Section 7 below, a non-Key Participant whose target bonus or performance goals are changed by the Committee during the Plan Year to reflect a change in responsibilities or otherwise shall have his or her bonus award, if any, based on the amount of base salary earned and the performance goals applicable while in each target bonus category during the Plan Year.

     (d) The earnings per share of the Company's Common Stock for any year shall be as determined by the Company's independent public accountants or a primary, rather than fully-diluted, basis, and all other financial measurements which are used as the performance goals set forth in this Section 4 (or as a component of such performance goals) shall be determined in accordance with generally accepted accounting principles, excluding as to both such earnings and other measurements the effects of changes in

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accounting standards or methods and special, unusual or nonrecurring events as determined appropriate by the Committee.

     (e) Except as provided in Section 6 below, the Committee may, in its sole discretion, (i) award or increase the amount of bonuses payable to one or more non-Key Participants even though not earned in accordance with the performance goals established pursuant to this Section 4, or (ii) decrease the amount of bonuses otherwise payable to one or more participants even though earned in accordance with the performance goals established pursuant to this Section 4.

     5. Payment. Payment of bonuses for any Plan Year shall be made in cash as soon as reasonably practicable after the end of such Plan Year.

     6. Participation by Certain Officers. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Key Participants:

     (a) Each such participant's target bonus under this Plan for such Plan Year shall be based solely on achievement of one or more of the performance goals as established by the Committee pursuant to Section 4 above.

     (b) With respect to each such participant, no bonus shall be payable hereunder except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of a bonus pursuant to the Plan have been satisfied.

     (c) The maximum bonus award payable to any such participant for any Plan Year shall be $3,000,000.

     7. Adjustments for Changes in Stock, Mergers, Etc. In the event of dividends payable in Common Stock or in the case of the subdivision or combination of Common Stock, appropriate revision shall be made in any earnings per share criteria established by the Committee pursuant to Section 4 above. In the event of a Change in Control (as such term is defined in the Company's 1996 Stock Option Plan for Non-Employee Directors, as may be amended from time to time) of the Company (i) the Plan Year shall end as of the date of such Change in Control, (ii) the Committee shall cause any bonus awards payable to participants for the current Plan Year to be promptly calculated (without any discretionary decrease pursuant to Section 4(e)(ii)) and (iii) the Company shall pay such bonus awards to participants (determined as of the date of the Change in Control without regard to any subsequent termination of employment) as promptly as practicable following the Committee's determination, notwithstanding any other Plan provision to the contrary. In calculating the amount, timing, eligibility and other factors affecting bonuses payable to participant in connection with the Change in Control, the Committee, as constituted prior to the Change in Control, is authorized to take into consideration such factors as the shortened Plan Year, seasonal fluctuations in results of the criteria

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established under Section 4(b) hereof and any other equitable adjustments to the formulae or matrices established by the Committee pursuant to Section 4 as it deems appropriate.

     8. Participant's Interests. A participant's interest in any bonus awards hereunder shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation to the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

     9. Non-Alienation of Benefits: Beneficiary Designation. All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Committee's consent, which may be withheld in its discretion. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a participant to designate one or more beneficiaries to whom any bonus payment the Committee determines to make and any deferred amounts would be payable in the event of the participant's death. Absent such a designation, payment shall be made to the participant's estate.

     10. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

     11. No Employment Rights. Nothing contained in the Plan shall confer upon any participant any right to be continued in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate a participant's employment at any time.

     12. Gender and Number. Where the context admits, words denoting men include women, the plural includes the singular, and the singular includes the plural.

     13. Committee or Company Determinations Final. Each determination provided for in the Plan shall be made by the Committee or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Committee or the Company and shall be made in the sole discretion of the Committee or the Company, as the case may be. As such determination shall be conclusive on all parties.

     14. Amendment or Termination. The Board may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant's right to receive a distribution as awarded but unpaid to such participant, as

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to which this Plan shall remain in effect following its termination until all such amounts have been paid.

     15. Successors. The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

     16. Controlling Law. The Plan shall be construed in accordance with the laws of the State of Texas.